CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2019, relating to the financial statements and financial highlights of Monteagle Funds, comprising Monteagle Fixed Income Fund, Monteagle Opportunity Equity Fund, Monteagle Quality Growth Fund, Monteagle Select Value Fund, and The Texas Fund for the year or period ended August 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the above mentioned funds and the Smart Diversification Fund.

Cohen & Company, Ltd.

Cleveland, Ohio

December 27, 2019